UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________________
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report: September 20, 2012
Date of earliest event reported: September 18, 2012

INTL FCStone Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-23554	59-2921318
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Id. No.)
708 Third Avenue, Suite 1500, New York, New York		10017
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code:  (212) 485-3500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
______________________________________________________________________________

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On September 18, 2012, the Company's subsidiary INTL Commodities, Inc., entered into a Fourth Amendment to Amended and Restated Credit Agreement with BNP Paribas as Administrative Agent, an Issuing Bank, Swing Line Lender and a Lender; ABN AMRO Capital USA LLC, an additional Issuing Bank and a Lender; and Rabobank Nederland, New York Branch and Mizuho Corporate Bank, Ltd. as additional Lenders; and with the lenders from time to time parties to the Credit Agreement, pursuant to which the amount available under this syndicated loan facility was maintained at $140 million and the Expiration Date was extended from September 20, 2012 to January 31, 2013. The loan proceeds will continue to be used to finance INTL Commodities' activities and are secured by INTL Commodities' assets. Also on September 18, 2012, the Company reaffirmed the terms, conditions and obligations under the Amended and Restated Parent Guarantee dated as of September 22, 2010 in support of the Amended and Restated Credit Agreement.
The description in this report of the Fourth Amendment to Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Fourth Amendment. A copy of the Fourth Amendment is attached to this report as Exhibit 10.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d)    Exhibits.
The following exhibits are filed herewith:

Exhibit No.	Description of Document
10.1
Fourth Amendment to Amended and Restated Credit Agreement, made as of September 18, 2012, by and between INTL Commodities, Inc., as borrower, INTL FCStone Inc., as guarantor, BNP Paribas, as Administrative Agent and an Issuing Bank, and ABN AMRO Capital USA LLC, as an additional Issuing Bank.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 20, 2012	INTL FCStone Inc. By: /s/ Brian T. Sephton________________________ Brian T. Sephton, its Chief Legal & Governance Officer

Exhibit Index

Exhibit No.	Description of Document
10.1
Fourth Amendment to Amended and Restated Credit Agreement, made as of September 18, 2012, by and between INTL Commodities, Inc., as borrower, INTL FCStone Inc., as guarantor, BNP Paribas, as Administrative Agent and an Issuing Bank, and ABN AMRO Capital USA LLC, as an additional Issuing Bank.